Exhibit 1

THE WALL STREET JOURNAL. Wednesday, November 5, 2008

*Special Advertising Section*

# STRUCTURED INVESTMENT PRODUCTS

## Structured Investments: A Primer

| Investment Type | Investor | Characteristics | Objective | Benefit | Drawback |
|---|---|---|---|---|---|
| **Absolute Return Notes** a.k.a. Dual Participation, Twin. Win | Believes underlying will not move significantly up or down but will trade within a set range | Will pay principal plus the absolute return (+/-) as long as upper and lower thresholds aren't breached. If either is breached, only principal is returned | Returns are positive even if underlying trades up or down but within defined range | Principal protection; useful in a sideways market; investor participates in limited moves upside/downside | Underlying must remain range-bound; no reward if underlying appreciates more than ceiling |
| **Return Enhanced Notes** a.k.a. Leveraged Return Notes | Believes underlying will appreciate | Leverage is employed to enhance upside returns. Usually has upside cap. If underlying declines, principal loss to decline can be 1:1 | To bolster even moderate returns of an underlying | Can enhance returns | Performance cap limits return if underlying appreciates above cap; loss of principal possible |
| **Buffered Return Enhanced Note** | Believes underlying will appreciate but wants to mitigate loss if decline occurs | Leverage is employed to enhance upside returns up to capped amount, and has a downside buffer to protect against specific percentage decline. Beyond buffer principal loss can be 1:1 | To enhance returns but buffer some risk of decline | Can enhance returns and buffer small-to-moderate decline | Performance cap limits return if underlying appreciates above cap; loss of principal possible if magnitude of decline exceeds buffer |
| **Reverse Convertibles** a.k.a. Reverse Exchangeables | Desires a healthy coupon, believes underlying will appreciate; understands high risk/return profile | Usually linked to single equity's performance. Pays coupon above corporate bond rate; has downside buffer to cushion some decline | To provide enhanced fixed-income, like coupon payments with appreciation potential | Enhanced income with capital appreciation potential | If price of underlying knocks-in (breaches downside barrier) security converts to shares of company |

## Tools to Help Manage Volatility, Protect Portfolios

By Lori Pizzani

Never heard of structured investment products? If so, you're not alone. Despite their growing global presence they may be the best-kept investment secret. They can take advantage of upward market trends as well as falling or lackluster markets and reduce volatility.

Taking their cue from the highly successful European market, structured products were originally introduced in the U.S. several years ago. Since then, they've caught on with retail, institutional and corporate investors as well as mutual fund managers who invest to gain exposure to a remote sector or market.

"They are not exclusively for ultra high-net-worth or high-net-worth investors," said Chris Warren, managing director, head of structured products Americas at DWS Investments, the U.S. asset management arm of Deutsche Bank. "We're seeing interest from the mass affluent, especially Baby Boomers near or at retirement as structured products can reduce risk and portfolio volatility." There is one caveat, Warren said. "As with any investment, most structured products offer a risk/return trade off, so there's no free lunch."

Eksportfinans ASA, the specialist export lending firm in Oslo, Norway, which sells structured products in Europe and Asia, has seen an increase in sales in its U.S. structured products program, which debuted in 2004. Year-to-date 2008, the firm has sold $2.8 billion in structured products, up from $2.1 billion in 2007.

"This year has seen a significant flight to quality and we've been the beneficiary of that," said Martine Mills Hagen, senior vice president, head of funding. Investors have turned to issuers with high credit ratings such as Eksportfinans with a AAA rating. The firm has also carved out a niche by providing smaller structured products with no minimums and structuring investments with a variety of maturities. "We have to provide investors with the structures they want," she added.

Whether or not they are on your radar screen yet, structured investment products are worthy of a closer look, especially with the equity and fixed-income markets — and investors' portfolios — suffering some of their worst losses ever. While not all investments achieve their objective, if properly employed, structured products can potentially limit losses, protect capital, reduce portfolio volatility and offer enhanced returns. Structured investments are worth understanding as a means of ensuring asset allocation and managing portfolio risk.

"Structured products can provide diversification in a challenging market environment," said Keith Styrcula, chairman and founder of the Structured Product Association. "There's a new generation of investment products that can take volatility out of a portfolio and add enhancements that you can't get simply by asset allocation alone." According to the Association, U.S. sales of structured products were $114 billion in 2007.

"The argument for structured products has gotten more persuasive because of the market craziness," said Tony Proctor, CFP, president and founder of Proctor Financial, the money management firm in Wellesley, MA who believes in combining a variety of different structured investments for clients, including 100 percent principal protected notes. "The real dilemma is how to keep clients participating in the market and prevent them from running and hiding."

### What Structured Products Are, and What They Are Not

The term "structured products" (or more accurately, structured investments) is a broad classification of investments including notes, bank CDs, trust units, exchange traded funds (ETFs), closed-end funds and newer innovations like exchange traded notes.

The category also includes financially engineered investment products, each with a unique set of characteristics, pricing, risk/reward profile, possible returns, benefits and limitations. Each is designed to potentially meet an objective or appeal to investors having a certain directional view of rates, sectors or markets.

Most structured investments are hybrid securities that have some equity, some fixed-income characteristics. Each is typically composed of one or more derivatives and fixed-income securities that provide indirect exposure linked to an underlying single equity, equity or other type of index, market basket, sector such as commodities, currency(ies), or a broad indicator of interest rates or inflation. Mutual funds and ETFs can also be underlyings. Some structured investments pay regular coupons while others don't.

*"The argument for structured products has gotten more persuasive because of the market craziness."*

TONY PROCTOR

There are several standard types of structured products. Some use leverage to enhance upside returns and may or may not cap the upside. Absolute return notes, for example, pay returns if the underlying goes up or down but doesn't trade outside of a specified range. Buffered return enhanced notes provide downside protection if the underlying doesn't breach a preset barrier, while reverse convertible securities pay handsome coupons and the performance upside of a stock, but if the stock breaches a downside price, will convert into that stock's shares. There are also partial or fully principal-protected notes, which guarantee that some or all of an investor's principal will be returned at maturity even if the underlying performs poorly. Each works a bit differently and issuers often use their own, branded product acronyms.

Similarly included are FDIC-insured, bank-issued certificates of deposit (CDs) whose rate of return is not fixed, but whose performance will fluctuate because return is linked to an underlying asset, such as the S&P 500 Index. These have become extremely popular in recent times, as they guarantee the return of full principal at maturity even if the underlying falls in value. They are also backed by the FDIC, who recently but temporarily raised protection to $250,000 per depositor from $100,000, which protects investors from losses if a bank/CD issuer fails.

"Structured products sound exotic but they're not," said Dean Erickson, president of Erickson Capital, a wealth management firm in Los Angeles, CA. who has been using FDIC-insured CDs for a few years. "I like them because you can get close to market returns on a variety of indexes but don't have to experience the downside risk that so many investors have experienced."

Structured investments, however, are not are structured credit products, mortgage- or student loan-backed securities, debt-laden off-balance sheet structured investment vehicles or other toxic credit financings that caused the credit markets to seize up. In a case of mistaken identity, structured investment products have been erroneously lumped into the structured credit products catch-all bucket.

### Don't Skip the Detail: Risks

Most U.S. structured investment products are registered with the U.S. Securities and Exchange Commission and disclose fees and commissions, potential risks and hypothetical payouts via individual term sheets and in more generalized prospectuses.

Depending on the specific product, maturities may be as short as 30 days or as long as several years. Some structured products are registered with and trade via a stock exchange, while others are simply offered privately to investors. Structured products are designed to be held to maturity. But in some instances, structured investments can be redeemed before maturity with a price/return sacrifice.

Issuers of structured products are large investment banks or affiliated firms based in the U.S. or around the world. Issuers may craft a structured investment that it believes would appeal to many investors, then sell these so-called "off-the-shelf" investments through large, regional or independent broker/dealers, and/or financial planners. An issuer may also customize a single structured product tailored to a specific investor's needs.

One important aspect with structured investments is to understand the credit risk in the product, i.e., the risk that an issuer may not be able to honor its obligation to repay investors in the future is a risk inherent in many structured products. That's what happened in September when Lehman Brothers filed for bankruptcy, leaving investors worldwide holding Lehman-issued structured investments. Investors, with their financial advisors, will want to check the credit ratings of issuers and mitigate risk by investing across different creditworthy issuers.

*Lori Pizzani is an independent financial journalist based in Brewster, NY.*


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EKSPORT FINANS NORWAY
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